Exhibit 99.1

ClearPoint Neuro Reports First Quarter 2022 Results

SOLANA BEACH, CA, May 11, 2022 – ClearPoint Neuro, Inc. (Nasdaq: CLPT) (the “Company”), a global therapy-enabling platform company providing navigation and delivery to the brain, today announced financial results for its first quarter ended March 31, 2022.

First Quarter Highlights

•	Reported record quarterly revenue of $5.0 million, a 25% year-over-year increase;
•	Installed four additional global sites with expected first cases in Q2;
•	Increased biologics and drug delivery revenue to $2.2 million, a 30% year-over-year increase;
•	Achieved additional biologics and drug delivery relationships, bringing current count of active partners to approximately 45 therapeutic partners;
•	Signed an agreement with Philips to enable access to technology to allow for use of the Maestro™ Brain Model in the operating room with Computed Tomography; and
•	Began development of a proprietary patient-facing digital health app for drug delivery and brain-computer interface with Higgs-Boson Health to concentrate patient resources, reduce postponements and track quality of life data before and after treatments.

Business Outlook

•	The Company is increasing the low-end revenue range estimate and now expects full year 2022 revenue between $21.0 and $22.0 million.

“The ClearPoint Neuro Team has continued to execute against our four-pillar growth strategy in the first quarter and celebrated a number of successes along the way to get 2022 off to a great start,” commented Joe Burnett, President and CEO. “First, we achieved record quarterly revenue in both Functional Neurosurgery Navigation and Biologics and Drug Delivery, yielded total revenue of $5.0 million which represents first quarter year-over-year growth of 25%. These results were achieved in spite of Omicron related surgery cancellations and postponements, particularly throughout January and early February in the United States and Europe. Our Biologics and Drug Delivery team added additional partners, bringing our current total to approximately 45. The Functional Neurosurgery Navigation team successfully tested pre-clinical prototypes for Micro-Electric Recording and Brain Computer Interface navigation systems in collaboration with BlackRock Neurotech, and submitted ClearPoint Array 1.1 software to the FDA which has subsequently been approved here in the second quarter. Our Therapy Team continues to work with the FDA and Clinical Trial sites in the EU to advance the ClearPoint Neuro-exclusive laser platform and we continue to expect first human cases in the second half of 2022. Our strong first quarter gives our team confidence to increase our range of expected revenue for 2022 to between $21.0 and $22.0 million which would represent between 30 – 35% growth year-over-year.”

Financial Results – Quarter Ended March 31, 2022

Total revenue was $5.0 million for the three months ended March 31, 2022, and $4.0 million for the three months ended March 31, 2021, which represents an increase of $1.0 million, or 25%.

Functional neurosurgery navigation and therapy revenue, increased 17% to $2.2 million for the three months ended March 31, 2022, from $1.9 million for the same period in 2021. The growth was driven by higher service revenue.

Biologics and drug delivery revenue, which includes sales of disposable products and services related to customer-sponsored clinical trials utilizing our products, increased 30% to $2.2 million for the three months ended March 31, 2022, from $1.7 million for the same period in 2021. This increase was fueled by growth in service revenue.

Capital equipment and software revenue, consisting of sales of ClearPoint reusable hardware and software, and of related services, increased 41% to $0.6 million for the three months ended March 31, 2022, from $0.5 million for the same period in 2021.

Gross margin for the three months ended March 31, 2022, was 65%, in line with the same period in 2021.

Operating expenses for the first quarter of 2022 were $7.1 million, compared to $4.8 million for the first quarter of 2022. The increase was mainly driven by the increase in headcount and product development expenses.

At March 31, 2022, the Company had cash and cash equivalents totaling $49.7 million as compared to $54.1 million at December 31, 2021, with the decrease resulting primarily from the use of cash in operating activities.

Teleconference Information

Investors and analysts are invited to listen to a live broadcast review of the Company's 2022 first quarter on Tuesday, May 11, 2022 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) which may be accessed online here: https://event.choruscall.com/mediaframe/webcast.html?webcastid=Yok3Gw2w. Investors and analysts who would like to participate in the conference call via telephone may do so at (877) 407-9034, or at (201) 493-6737 if calling from outside the U.S. or Canada.

For those who cannot access the live broadcast, a replay will be available shortly after the completion of the call until June 10, 2022, by calling (877) 660-6853, or (201) 612-7415 if calling from outside the U.S. or Canada, and then entering conference I.D. number 413671. An online archive of the broadcast will be available on the Company's website at www.clearpointneuro.com, on the “Investor Relations” page.

About ClearPoint Neuro

ClearPoint Neuro’s mission is to improve and restore quality of life to patients and their families by enabling therapies for the most complex neurological disorders with pinpoint accuracy. Applications of the Company’s current product portfolio include deep brain stimulation, laser ablation, biopsy, neuro-aspiration, and delivery of drugs, biologics, and gene therapy to the brain. The ClearPoint® Neuro Navigation System has FDA clearance, is CE-marked, and is installed in over 60 active sites in the United States, Canada, and Europe. ClearPoint Neuro is partnered with approximately 45 biologics/pharmaceutical companies and academic centers, providing solutions for direct CNS delivery of therapeutics in pre-clinical studies and clinical trials worldwide. To date, more than 5,000 cases have been performed and supported by the Company’s field-based clinical specialist team, which offers support and services to our customers and partners worldwide. For more information, please visit www.clearpointneuro.com.

Forward-Looking Statements

Statements in this press release and in the teleconference referenced above concerning the Company’s plans, growth and strategies may include forward-looking statements within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Uncertainties and risks may cause the Company's actual results to differ materially from those expressed in or implied by forward-looking statements. Particular uncertainties and risks include those relating to: the impact of the COVID-19 pandemic and the measures adopted to contain its spread; future revenue from sales of the Company’s ClearPoint Neuro Navigation System products; the Company’s ability to market, commercialize and achieve broader market acceptance for the Company’s ClearPoint Neuro Navigation System products; and risks inherent in the research and development of new products. More detailed information on these and additional factors that could affect the Company’s actual results are described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, which has been filed with the Securities and Exchange Commission, and the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2022, which the Company intends to file with the Securities and Exchange Commission on or before May 16, 2022.

Contact:

Danilo D’Alessandro, Chief Financial Officer

(949) 900-6833

info@clearpointneuro.com

Caroline Corner, Investor Relations

ir@clearpointneuro.com

CLEARPOINT NEURO, INC.

Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except for per share data)

	For The Three Months Ended March 31,
	2022	2021
Revenue:
Product revenue	$3,163	$3,162
Service and other revenue	1,868	868
Total revenue	5,031	4,030
Cost of revenue	1,785	1,416
Gross profit	3,246	2,614
Research and development costs	2,533	1,563
Sales and marketing expenses	1,845	1,575
General and administrative expenses	2,732	1,657
Operating loss	(3,864)	(2,181)
Other expense:
Other income (expense), net	11	(25)
Interest expense, net	(106)	(332)
Net loss	$(3,959)	$(2,538)
Net loss per share attributable to common stockholders:
Basic and diluted	$(0.17)	$(0.13)
Weighted average shares used in computing net loss per share:
Basic and diluted	23,682,442	18,852,828

CLEARPOINT NEURO, INC.

Consolidated Balance Sheets

(Dollars in thousands, except for per share data)

	March 31, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$49,658	$54,109
Accounts receivable, net	2,243	2,337
Inventory, net	5,732	4,938
Prepaid expenses and other current assets	380	508
Total current assets	58,013	61,892
Property and equipment, net	709	539
Operating lease rights of use	2,116	2,241
Software license inventory	484	519
Licensing rights	352	265
Other assets	94	125
Total assets	$61,768	$65,581

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$965	$427
Accrued compensation	1,344	2,604
Other accrued liabilities	602	537
Operating lease liabilities, current portion	521	507
Deferred product and service revenue, current portion	541	678
Total current liabilities	3,973	4,753
Operating lease liabilities, net of current portion	1,806	1,939
Deferred product and service revenue, net of current portion	408	264
2020 senior secured convertible notes payable, net	9,851	9,838
Total liabilities	16,038	16,794
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 25,000,000 shares authorized; none issued and outstanding at March 31, 2022 and December 31, 2021	—	—
Common stock, $0.01 par value; 200,000,000 shares authorized; 23,708,118 shares issued and outstanding at March 31, 2022; and 23,665,991 issued and outstanding at December 31, 2021	237	237
Additional paid-in capital	183,384	182,482
Accumulated deficit	(137,891)	(133,932)
Total stockholders’ equity	45,730	48,787
Total liabilities and stockholders’ equity	$61,768	$65,581

CLEARPOINT NEURO, INC.

Consolidated Statements of Cash Flows

(Dollars in thousands)

	For The Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(3,959)	$(2,538)
Adjustments to reconcile net loss to net cash flows from operating activities:
Allowance for doubtful accounts	(61)	3
Depreciation and amortization	86	15
Share-based compensation	899	320
Payment-in-kind interest	—	94
Amortization of debt issuance costs and original issue discounts	13	35
Amortization of lease rights of use, net of accretion in lease liabilities	133	133
Increase (decrease) in cash resulting from changes in:
Accounts receivable	155	(126)
Inventory, net	(880)	47
Prepaid expenses and other current assets	128	(10)
Other assets	30	3
Accounts payable and accrued expenses	(692)	(54)
Lease liabilities	(128)	(94)
Deferred revenue	7	41
Net cash flows from operating activities	(4,269)	(2,131)
Cash flows from investing activities:
Purchases of property and equipment	(69)	(40)
Acquisition of licensing rights	(116)	—
Net cash flows from investing activities	(185)	(40)
Cash flows from financing activities:
Proceeds from public offering of common stock, net of offering costs	—	46,785
Proceeds from stock option and warrant exercises	3	145
Net cash flows from financing activities	3	46,930
Net change in cash and cash equivalents	(4,451)	44,759
Cash and cash equivalents, beginning of period	54,109	20,099
Cash and cash equivalents, end of period	$49,658	$64,858

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for:
Income taxes	$—	$—
Interest	$100	$214